UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 18, 2005

(Date of Report – Date of earliest event reported)

KERR-McGEE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kerr-McGee Center Oklahoma City, Oklahoma		73125
(Address of principal executive offices)		(Zip Code)

(405) 270-1313

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry into a Material Definitive Agreement.

The board of directors of Kerr-McGee Corporation has announced succession and management development plans.  In that regard, on July 12, 2005, David A. Hager was promoted from the position of senior vice president to the position of chief operating officer.  Mr. Hager will lead the company’s worldwide exploration and production business, including operations, business development and services, environmental, health and safety, and supply-chain initiatives.  There is no change in the previously disclosed continuity agreement entered into between Mr. Hager and the company.

Mr. Hager, 48, joined Kerr-McGee as vice president of Gulf of Mexico operations following the company’s merger with Oryx in 1999.  He held positions of increasing responsibility, including vice president of international operations, vice president of worldwide deepwater exploration and production, vice president of Gulf of Mexico and worldwide deepwater exploration and production, and vice president of exploration and production.  He was promoted to senior vice president responsible for oil and gas exploration and production in 2003.

The board of directors also appointed three new corporate officers as part of its succession planning and management development.  Richard C. Buterbaugh has been named vice president of corporate planning, responsible for strategic corporate planning, investor relations, corporate communications and government relations.  Al Harris has been named vice president and chief information officer, responsible for all aspects of information technology for the company.  Charles A. Meloy has been named vice president of exploration and production, responsible for worldwide oil and natural gas exploration and production.

In connection with the succession planning described above, on July 12, 2005, the Board of Directors of the Company approved Retirement Benefit Preservation Agreements with Luke R. Corbett, the Company’s Chairman and Chief Executive Officer, and Kenneth W. Crouch, the Company’s Executive Vice President.  The agreements are effective as of July 18, 2005 and are intended to preserve benefits these executives have earned (and are expected to earn through April 1, 2006) under the Kerr-McGee Corporation Supplemental Executive Retirement Plan (the “SERP”) and the defined benefit portion of the Kerr-McGee Corporation Benefit Restoration Plan (the “BRP”).  The agreements remove incentives to retire by eliminating the risk that changes in interest rates after April 1, 2006 would reduce benefits earned as of April 1, 2006, if the executive works beyond that date.

Each agreement provides for a possible lump sum distribution to the executive upon termination of employment, provided such termination occurs after

April 1, 2006.  The lump sum amount generally equals the shortfall, if any, between the amount actually payable under the SERP and the BRP upon the executive’s termination of employment and the amount that would have been payable had the executive terminated employment on April 1, 2006.

Lump sum amounts under the SERP and the BRP are adjusted to cover taxes due on such payments.  The agreements provide that the highest effective marginal tax rates applicable to an executive will be used in calculating the amounts payable to the executive under the SERP and the BRP.

A copy of the press release announcing Mr. Hager’s promotion is attached hereto as Exhibit 99.1.  Copies of the agreements with Messrs. Corbett and Crouch are attached hereto as Exhibits 99.2 and 99.3.

Item 5.02                                                 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 12, 2005, David A. Hager was named chief operating officer of the company.  See Item 1.01 above.

Item 9.01                                                Financial Statements and Exhibits

(c)                                  Exhibits

99.1                           Press Release, dated July 18, 2005.

99.2                           Retirement Benefit Preservation Agreement, dated July 18, 2005 between Kerr-McGee Corporation and Luke R. Corbett.

99.3                           Retirement Benefit Preservation Agreement, dated July 18, 2005 between Kerr-McGee Corporation and Kenneth W. Crouch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: July 18, 2005

Exhibit Index

Exhibit No.

99.1	Press Release, dated July 18, 2005.

99.2	Retirement Benefit Preservation Agreement, dated July 18, 2005 between Kerr-McGee Corporation and Luke R. Corbett.

99.3	Retirement Benefit Preservation Agreement, dated July 18, 2005 between Kerr-McGee Corporation and Kenneth W. Crouch.